UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

AIRXCEL, INC.

(Exact name of registrant as specified in charter)

Delaware	333-43335	48-1071795
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3050 North Saint Francis, Wichita, Kansas	67219
(Address of Principal Executive Offices)	(Zip Code)

(316) 832-3400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2005, Airxcel Holdings, Inc., a Delaware corporation (the “Company”) and parent company to Airxcel, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AHI Holdings, Inc., a Delaware corporation (“Parent”), AHI Transitory Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and solely for purposes of Article VIII of the Merger Agreement, Citigroup Venture Capital, Ltd., a New York corporation, as Stockholder Representative (the “Stockholder Representative”). Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”).

The aggregate purchase price to be paid by Parent for all of the outstanding capital stock of the Company (including shares of common stock issuable upon the exercise of outstanding warrants of the Company) is $146,000,000 less debt and certain Company transaction expenses, as more specifically described in the Merger Agreement. The aggregate purchase price is subject to further adjustment based on the amount of net working capital of the Company immediately prior to the closing.

In connection with the execution of the Merger Agreement, the Company adopted a bonus compensation plan (the “Bonus Compensation Plan”). The Bonus Compensation Plan provides for cash payments not to exceed $2 million in the aggregate with respect to the successful completion of the Merger for certain members of management and the general counsel of the Company and its subsidiaries, including, Melvin Adams, Richard Schreck, Larry Sanford, Roger Panoz, Paul Melcher and Greg Guinn. Under the terms of the Bonus Compensation Plan, amounts would be paid at the closing of the transactions contemplated by the Merger Agreement to such participants of the Bonus Compensation Plan that remain members of management or the general counsel of the Company or its subsidiaries, as the case may be, during the period from the date the Bonus Compensation Plan was adopted by the Company, until the date the Merger is consummated.

The closing of the transactions contemplated by the Merger Agreement is subject to customary closing conditions, including with respect to Parent’s debt financing of a portion of the aggregate purchase price. The Merger Agreement permits the Company, Parent or Merger Sub to terminate the Merger Agreement under certain circumstances if the merger has not been consummated on or before September 30, 2005. In connection with the closing of the transactions contemplated by the Merger Agreement, the Company intends to redeem or repurchase all of its Series A and Series B 11% Senior Subordinated Notes due 2007.

The foregoing summary is not a complete description of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement filed as Exhibit 2.1 to this Form 8-K and incorporated in this Item 1.01 by this reference. The Company shall furnish a copy of the disclosure schedules to the Commission upon the Commission’s request.

Item 8.01 Other Events.

On July 22, 2005, Airxcel, Inc. announced that the Company entered into the Merger Agreement with Parent, Merger Sub and the Stockholder Representative. A copy of this press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger

99.1	Press Release dated July 22, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRXCEL, INC.

By:	/s/ Richard L. Schreck
Name:	Richard L. Schreck
Title:	Secretary/Treasurer and Chief Financial Officer

Dated: July 27, 2005

2

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger

99.1	Press release dated July 22, 2005

3